Exhibit 2









                ================================================



                           WARRANT PURCHASE AGREEMENT


                                      AMONG


                          GS MEZZANINE PARTNERS, L.P.,

                      GS MEZZANINE PARTNERS OFFSHORE, L.P.,

                          STONE STREET FUND 1997, L.P.,

                         BRIDGE STREET FUND 1997, L.P.,


                                       AND


                               AXA FINANCIAL, INC.



                          DATED AS OF DECEMBER 2, 2003


                ================================================

                           WARRANT PURCHASE AGREEMENT

         WARRANT PURCHASE AGREEMENT, dated as of December 2, 2003, among GS Mezzanine Partners, L.P., a Delaware limited partnership, GS Mezzanine Partners Offshore, L.P., a Cayman Islands exempted limited partnership, Stone Street Fund 1997, L.P., a Delaware limited partnership and Bridge Street Fund 1997, L.P., a Delaware limited partnership (each, a "Seller" and collectively, the "Sellers") and AXA Financial, Inc., a Delaware corporation (the "Purchaser").

                              W I T N E S S E T H:

         WHEREAS, The Mutual Life Insurance Company of New York, MONY Financial Services Corporation (now known as The MONY Group, Inc.) (the "Company") and the Sellers entered into an Investment Agreement dated December 30, 1997 (the "Investment Agreement") pursuant to which the Sellers purchased from the Company certain Warrants (the "Warrants") to purchase shares of common stock, par value $.01 per share, of the Company (the "Common Stock"); and

         WHEREAS, the Sellers desire to sell and transfer to the Purchaser, and the Purchaser desires to purchase from the Sellers, certain Warrants.

         NOW, THEREFORE, in consideration of the mutual covenants and undertakings contained herein, and subject to and on the terms and conditions herein set forth, the parties hereto agree as follows:

                                   ARTICLE I
                        Purchase and Sale of the WARRANTS

         1.1 Purchase and Sale of the Warrants. Upon the terms and subject to the conditions set forth in this Agreement and on the basis of the representations, warranties, covenants, agreements, undertakings and obligations contained herein, at the Closing the Purchaser agrees to purchase from the Sellers, and the Sellers agree to sell to the Purchaser, Warrants to purchase 2,228,574 shares of Common Stock (to be allocated among the Sellers as set forth on Annex A hereto).

         1.2 Purchase Price. The purchase price for the Warrants (the "Purchase Price") shall consist of $16,268,590.20 in the aggregate, to be allocated among the Sellers as set forth on Annex A hereto and payable at the Closing.

         1.3 Closing. The closing of the sale and purchase of the Warrants contemplated hereby (the "Closing") shall take place at the offices of Sullivan & Cromwell LLP, 125 Broad Street, New York, New York 10004 on December 2, 2003 (the "Closing Date").

         1.4 Deliveries by the Sellers to the Purchaser. On the Closing Date, the Sellers shall deliver, or cause to be delivered, to the Purchaser the following:

         (a) a certificate representing the Warrants to be sold hereby free and clear of all Liens, duly recorded in the records of the Company; and

         (b) such other closing documents as the Sellers and the Purchaser reasonably agree.

         1.5 Deliveries by the Purchaser to the Sellers. On the Closing Date, the Purchaser shall deliver or cause to be delivered to the Sellers or their designees the following:

         (a) the Purchase Price by wire transfer of immediately available funds to an account or accounts designated by Sellers or their designees at least two
(2) Business Days in advance of the Closing Date; and

         (b) such other closing documents as the Sellers and the Purchaser reasonably agree.

                                   ARTICLE II
                         Representations and Warranties

         2.1 Representations and Warranties of the Sellers. Each Seller represents and warrants to, and agrees with, the Purchaser as follows:

         (a) Organization and Authority of the Sellers. Such Seller is duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization, with the full power and authority to own, lease or otherwise hold the properties and assets it purports to own (including, without limitation, the Warrants) and to carry on its business as currently conducted. Such Seller has the full legal right, requisite power and authority and has taken all action necessary to execute, deliver and perform fully its obligations under this Agreement and to consummate the transactions contemplated hereby. The execution, delivery and performance by such Seller of this Agreement and the transactions contemplated hereby have been duly authorized by all necessary action on the part of such Seller (including any necessary action by its partners) and no other proceeding on the part of such Seller is necessary to authorize this Agreement. This Agreement has been duly executed and delivered by such Seller and constitutes, and upon the execution and delivery by the other parties hereto, this Agreement shall constitute, a valid and legally binding agreement of such Seller enforceable against it in accordance with its terms.

         (b) Title to Warrants. Such Seller has good and valid title to its Warrants free and clear of all Liens, and upon the delivery of and payment for the Warrants at the Closing as provided for in this Agreement, Purchaser will acquire good and valid title to all of the Warrants so purchased, free and clear of any Liens, other than any Lien created by Purchaser.

         (c) Exercise of Warrants. Upon exercise of the Warrants, Purchaser will acquire good and valid title to the shares of Common Stock that may be purchased upon exercise of such Warrants, free and clear of any Liens, other than any Lien created by the Purchaser. The shares of Common Stock so purchased upon the exercise of the Warrants will not be subject to any restrictions on transfer or voting thereof under the Investment Agreement or the NYID Letter. If the Warrants were to be exercised as of the date hereof, the exercise price pursuant to the terms of the Warrants for each share of Common Stock so purchased would be U.S. $23.50.

         (d) Non-Contravention. The execution and delivery of this Agreement by such Seller and the performance and consummation of the transactions contemplated hereby will not, directly or indirectly (with or without giving of notice or the lapse of time or both): (i) contravene, conflict with or constitute or result in a breach or violation of, or a default under any provision of the certificate of limited partnership or limited partnership agreement of such Seller; (ii) violate or conflict with any Applicable Law or any Order applicable to such Seller, or give any Governmental Authority or any other Person the right to challenge any of the transactions contemplated hereby or the exercise of the Warrants by Purchaser or to exercise any remedy or obtain any relief under, any Applicable Law or Order to which such Seller is subject;
(iii) result in a breach of or constitute a default or give rise to any right of termination, amendment, cancellation or acceleration of any right under any contract, agreement or other obligation to which such Seller is bound or its assets are subject, or give rise to any Lien on the Warrants to be purchased and sold hereunder, except, in the case of clause (iii), to the extent that any such breach, default, right or Lien would not reasonably be expected, individually or in the aggregate, to have a material adverse effect on the ability of such Seller to timely perform its obligations under this Agreement or to consummate the transactions contemplated hereby, and assuming, for purposes of clauses (ii) and (iii), the accuracy of the Purchaser's representations and warranties set forth in Sections 2.2(b) and 2.2(c).

         (e) Consents and Approvals, etc. Assuming the accuracy of the Purchaser's representations and warrants set forth in Section 2.2(c), there are no Permits or expiration of any applicable waiting periods related thereto of any Governmental Authority, or any consents, approvals or authorizations of any other Person, which are required to be obtained or given with respect to any Seller in connection with the execution or delivery by such Seller of this Agreement, the performance of its obligations hereunder or the consummation of the transactions contemplated hereby. The Sellers have duly obtained the written consent of the Company pursuant to Section 6.4 of the Investment Agreement to the transfer of the Warrants contemplated hereunder.

         2.2 Representations and Warranties of the Purchaser. The Purchaser represents and warrants to, and agrees with, the Sellers as follows:

         (a) Organization and Authority of the Purchaser. The Purchaser is duly incorporated, validly existing and in good standing under the laws of the jurisdiction of its incorporation, with the full power and authority to own, lease or otherwise hold the properties and assets it purports to own and to carry on its business as currently conducted. The Purchaser has the full legal right, requisite corporate power and authority and has taken all corporate action necessary to execute, deliver and perform fully its obligations under this Agreement and to consummate the transactions contemplated hereby. The execution, delivery and performance by the Purchaser of this Agreement and the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of the Purchaser (including any necessary stockholder action) and no other corporate proceeding on the part of the Purchaser is necessary to authorize this Agreement. This Agreement has been duly executed and delivered by the Purchaser and constitutes, and upon the execution and delivery by the other parties hereto, this Agreement shall constitute, a valid and legally binding agreement of the Purchaser enforceable against the Purchaser in accordance with its terms.

         (b) Non-Contravention. The execution and delivery of this Agreement by the Purchaser and the performance and consummation of the transactions contemplated hereby will not, directly or indirectly (with or without giving of notice or the lapse of time or both) (i) contravene, conflict with or constitute or result in a breach or violation of, or a default under any provision of the articles of incorporation or by-laws of the Purchaser or any resolution adopted by the Board of Directors of the Purchaser, (ii) violate or conflict with any Applicable Law or any Order applicable to the Purchaser, or give any Governmental Authority or any other Person the right to challenge any of the transactions contemplated hereby or to exercise any remedy or obtain any relief under any Applicable Law or Order to which the Purchaser is subject; or (iii) result in a breach of or constitute a default or give rise to any right of termination, amendment, cancellation or acceleration of any right under any contract, agreement or other obligation to which the Purchaser is bound or its assets are subject, except, in the case of clause (iii), to the extent that any such breach, default, right or Lien would not reasonably be expected, individually or in the aggregate, to have a material adverse effect on the ability of the Purchaser to timely perform its obligations under this Agreement or to consummate the transactions contemplated hereby assuming, for clauses (ii) and (iii), the accuracy of the Sellers' representations and warranties set forth in Section 2.1(d).

         (c) Consents and Approvals. Assuming the accuracy of the Sellers representations and warranties set forth in Section 2.1(e), there are no Permits or expiration of any applicable waiting periods related thereto of any Governmental Authority, or any consents, approvals or authorizations of any other Person which are required to be obtained or given with respect to the Purchaser in connection with the execution or delivery by the Purchaser of this Agreement, the performance of its obligations hereunder or the consummation of the transactions contemplated hereby.

         (d) Securities Act of 1933. The Purchaser has sufficient knowledge and experience in financial and business matters so as to be capable of evaluating the merits and risks of its purchase of the Warrants and is capable of bearing the economic risks thereof. The Purchaser is acquiring the Warrants for its own account, for the purpose of investment only and not with a view to, or for sale in connection with, any distribution thereof or of Common Stock issuable upon exercise thereof in violation of the registration requirements of the Securities Act of 1933, as amended.

                                  ARTICLE III
                      Additional Agreements of the Parties

         3.1 Announcements. The Purchaser and the Sellers have agreed with each other as to the form, timing and substance of the press release related to the execution of this Agreement (a copy of which is attached hereto as Exhibit A), and shall consult each other as to the form, timing and substance of any other public disclosures related hereto, provided, however, that nothing contained herein shall prohibit either party, following notification to the other party if practicable, from making any disclosure which its counsel determines to be required by any Applicable Law or the applicable rules of any stock exchange.

         3.2 Further Assurances. At any time and from time to time after the date hereof, the parties agree to cooperate with each other, and use all reasonable efforts to execute and deliver such other documents, instruments of transfer or assignment and records and do all such further acts and things as may be necessary or desirable to carry out and give effect to the transactions contemplated hereunder.

         3.3 Expenses. Regardless of whether any or all of the transactions contemplated by this Agreement are consummated, and except as otherwise expressly provided herein, the Purchaser and the Sellers shall each bear their respective direct and indirect expenses incurred in connection with the negotiation and preparation of this Agreement and the consummation of the transactions contemplated hereby, provided, however, that Sellers shall be responsible to pay directly, or to reimburse the Purchaser for, any payments required to be made to the Company in connection with the transfer, surrender, exchange or assignment of Warrants pursuant to or in connection with this Agreement and all taxes imposed by Applicable Law in connection with the transfer, surrender, exchange or assignment of the Warrants.

                                   ARTICLE IV
                                  Miscellaneous

         4.1 Governing Law. This Agreement shall be deemed to be made in and in all respects shall be governed by and interpreted, construed and enforced in accordance with the law of the State of New York without regard to principles of conflicts of laws that would require application of the law of a jurisdiction other than the State of New York.

         4.2 Submission to Jurisdiction; Waiver of Jury Trial. Each party submits to the nonexclusive jurisdiction of the United States District Court for the Southern District of New York sitting in the City of New York, the Borough of Manhattan, for purposes of any legal proceeding arising out of or relating to this Agreement; provided that, if such court refuses to so accept or exercise jurisdiction, the Parties shall submit to the nonexclusive jurisdiction of the Supreme Court of the State of New York sitting in the City of New York, the Borough of Manhattan. Each party irrevocably waives, to the fullest extent permitted by law, any objection which it may now or hereafter have to the laying of the venue of any such proceeding brought in such a court and any claim that any such proceeding brought in such a court has been brought in an inconvenient forum. Each party hereby consents to process being served in any action with respect to this Agreement, or any document delivered pursuant hereto, by the means specified in Section 4.3 to its respective address specified at the time for notices under this Agreement or to any other address of which it shall have given written notice to the other party. EACH PARTY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO A TRIAL BY JURY WITH RESPECT TO ANY LEGAL PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT. EACH PARTY HEREBY ACKNOWLEDGES THAT SUCH WAIVER IS MADE WITH FULL UNDERSTANDING AND KNOWLEDGE OF THE NATURE OF THE RIGHTS AND BENEFITS WAIVED HEREBY.

         4.3 Notices. All notices and other communications given or made pursuant hereto shall be in writing and shall be deemed to have been duly given or made as of (a) in the case of personal delivery, when actually delivered, (b) in the case of delivery by prepaid overnight courier with guaranteed next day delivery, the day designated for delivery by such courier, (c) in the case of delivery by registered or certified mail, postage prepaid, return receipt requested, five (5) days after deposit in the mails, or (d) in the case of transmittal by telecopy (confirmed via delivery by personal delivery or prepaid overnight courier with guaranteed next day delivery), upon receipt by the sender of a printed confirmation of transmittal; provided that notices after the giving of which there is a designated period within which to perform an act and notices of changes of address shall be effective only upon receipt. All such notices and communications shall be delivered to the following addresses or telecopier numbers (or at such other address or telecopier number for a Person as shall be specified by like notice):

         (a) if to the Sellers, addressed to:

             Goldman Sachs & Co.
             General Counsel - Principal
             Investment Area
             85 Broad Street
             New York, NY 10004
             Telecopy:  (212) 482-3820

             with a copy to:

             Robert G. DeLaMater, Esq.
             Sullivan & Cromwell LLP
             125 Broad Street
             New York, NY 10004-2498
             Telecopy: (212) 558-3588

         (b) if to the Purchaser, addressed to:

             Richard V. Silver, Esq.
             AXA Financial, Inc.
             1290 Avenue of the Americas
             New York, NY 10104
             Telecopy:  (212) 707-1935
             with a copy to:

             Michael W. Blair, Esq.
             Debevoise & Plimpton
             919 Third Avenue
             New York, NY  10016
             U.S.A.
             Telecopy:  (212) 909-6836

or at such other place or places or to such other Person or Persons as shall be designated in writing by and to the parties to this Agreement in the manner herein provided.

         4.4 Interpretation. When a reference is made in this Agreement to a Section or Annex, such reference shall be to a Section of, or an Annex to, this Agreement unless otherwise indicated. Whenever the words "include", "includes" or "including" are used in this Agreement, they shall be deemed to be followed by the words "without limitation". Whenever the singular is used herein, the same shall include the plural, and whenever the plural is used herein, the same shall include the singular, where appropriate.

         4.5 Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original, but all of which together shall constitute one and the same instrument. Each counterpart may be delivered by facsimile transmission, which transmission shall be deemed delivery of an originally executed document.

         4.6 Assignment. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns. No party hereto may assign this Agreement or any of its rights, interests or obligations hereunder without the prior written approval of the other, which approval shall not be unreasonably delayed or withheld, provided, however, that Purchaser may, without the prior written approval of the Sellers, assign this Agreement to any Affiliate of Purchaser.

         4.7 Miscellaneous.

         (a) This Agreement: (i) constitutes the entire agreement and supersedes all prior agreements and understandings, both written and oral, among the parties, with respect to the subject matter hereof, and (ii) is not intended to confer upon any other Persons any rights or remedies hereunder.

         (b) Whenever possible, each provision or portion of any provision of this Agreement will be interpreted in such manner as to be effective and valid under Applicable Law, but if any provision or portion of any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under any Applicable Law or rule in any jurisdiction, such invalidity, illegality or unenforceability will not affect any other provision or portion of any provision in such jurisdiction, and this Agreement will be reformed, construed and enforced in such jurisdiction as if such invalid, illegal or unenforceable provision or portion of any provision had never been contained herein.

         (c) This Agreement may be amended only by a written instrument signed by each of the parties. Waiver of any term or condition of this Agreement shall only be effective if in writing and shall not be construed as a waiver of any subsequent breach or waiver of the same term or condition, or a waiver of any other term or condition of this Agreement.

         (d) No delay on the part of any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof, nor shall any waiver on the part of any party of any right, power or privilege, nor any single or partial exercise of any such right, power or privilege, preclude any further exercise thereof or the exercise of any other such right, power or privilege.

         4.8 Certain Definitions.

         (a) For purposes of this Agreement, the following terms have the meanings set forth below:

         (i) "Affiliate" means, with respect to any Person, at the time in question, any other Person controlling, controlled by or under common control with such Person. For purposes of the foregoing, "control," including the terms "controlling," "controlled by" and "under common control with," means the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by Contract or otherwise.

         (ii) "Applicable Law" means any federal, state, local or other statute, law, ordinance, rule, regulation, order, writ, injunction, judgment, consent order or decree applicable to a Person or such Person's properties, assets, business or operations.

         (iii) "Contract" means any mortgages, indentures, debentures, notes, loans, bonds, agreements, contracts, leases, subleases, licenses, franchises, obligations, instruments, promises, understandings or other legally binding commitments, arrangements or undertakings of any kind whether oral or written and whether express or implied to which any Seller is a party or by which any of their respective assets owned or used may be bound or affected.

         (iv) "Governmental Authority" means any foreign, federal, state, local, municipal, court or other governmental, quasi-governmental, administrative or regulatory authority, body, agency, court, tribunal, commission, other similar entity (including any non-governmental securities or insurance regulatory agency) or any branch, department or official thereof.

         (v) "Lien" means any charges, claims, conditional sale or other title retention agreements, covenants, easements, encumbrances, exceptions, liens, mortgages, options, pledges, reservations, rights of first refusal, security interests, servitudes, statutory liens, warrants, or restrictions of any kind, including restrictions on use, voting, transfer, alienation, receipt of income, or exercise of any other attribute of ownership, other than, with respect to the Warrants, restrictions on transfer pursuant to the NYID Letter and applicable insurance and securities law.

         (vi) "NYID Letter" means the letter dated December 29, 1997 from the New York Insurance Department regarding a determination by the New York Insurance Department of non-control by the Sellers with respect to the Company and setting forth certain conditions pertaining thereto and related matters.

         (vii) "Order" means any award, decision, injunction, judgment, decree, settlement, order, process, ruling, subpoena or verdict (whether temporary, preliminary or permanent) entered, issued, made or rendered by any court, administrative agency, arbitrator, Governmental Authority or other tribunal of competent jurisdiction.

         (viii) "Permits" means any franchises, certificates of authority, waivers, licenses, permits, orders, consents, approvals, registrations, authorizations, declarations, qualifications and filings issued, granted, given or otherwise made available by or under, or made with, any Governmental Authorities or pursuant to any Applicable Law.

         (ix) "Person" means any individual, corporation, company, partnership (limited or general), joint venture, limited liability company, association, trust, or a Governmental Authority, or any other entity.

         (b) For purposes of this Agreement, the following terms have the meanings set forth in the sections noted below:

         Closing                              Section 1.5
         Closing Date                         Section 1.5
         Company                              Recitals
         Confidentiality Agreement            Section 3.8(a)
         Purchase Price                       Section 1.2
         Purchaser                            Introductory
         Paragraph
         Sellers                              Introductory
         Paragraph
         Warrants                             Recitals

         IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the date first above written.

                                    GS MEZZANINE PARTNERS, L.P.
                                    BY:  GS Mezzanine Advisors, L.L.C.
                                         Its General Partner


                                    BY:  /s/ JOHN E. BOWMAN
                                         --------------------------------------
                                         Name:  John E. Bowman
                                         Title: Vice President

                                    GS MEZZANINE PARTNERS OFFSHORE, L.P.
                                    BY:  GS Mezzanine Advisors, L.L.C.
                                         Its General Partner


                                    BY:  /s/ JOHN E. BOWMAN
                                         --------------------------------------
                                         Name:  John E. Bowman
                                         Title: Vice President

                                    STONE STREET FUND 1997, L.P.
                                    BY:  Stone Street 1997, L.L.C.,
                                         Its General Partner


                                    BY:  /s/ JOHN E. BOWMAN
                                         --------------------------------------
                                         Name:  John E. Bowman
                                         Title: Vice President

                                    BRIDGE STREET FUND 1997, L.P.
                                    BY:  Stone Street 1997, L.L.C.,
                                         Its General Partner


                                    BY:  /s/ JOHN E. BOWMAN
                                         --------------------------------------
                                         Name:  John E. Bowman
                                         Title: Vice President

                                    AXA FINANCIAL, INC.


                                    BY:  /s/ STANLEY B. TULIN
                                         --------------------------------------
                                         Name:  Stanley B. Tulin
                                         Title: Vice Chairman of the Board
                                                and Chief Financial Officer


                                     ANNEX A


                                   NUMBER OF SHARES OF COMMON
                                  STOCK CURRENTLY ISSUABLE UPON     ALLOCATION OF
            SELLER               EXERCISE OF WARRANTS TO BE SOLD    PURCHASE PRICE
-----------------------------    -------------------------------    --------------

GS Mezzanine Partners, L.P.                  1,403,575              $10,246,099.57

GS Mezzanine Offshore
  Partners, L.P.                               753,684              $ 5,501,895.74

Stone Street Fund 1997, L.P.                    48,002              $   350,411.28

Bridge Street Fund 1997, L.P.                   23,313              $   170,183.61




                                             ---------              --------------
                Aggregate                    2,228,574              $16,268,590.20